Exhibit 99.1

Latch Reports Fourth Quarter and Full Year 2021 Financial Results

Fourth Quarter 2021
•Revenue of $14.5 million, up 94% year-over-year
•Total Bookings of $96.8 million, up 113% year-over-year
•Total Booked ARR of $71.5 million, up 130% year-over-year
Full Year 2021
•Revenue of $41.4 million, up 129% year-over-year
•Total Bookings of $360.2 million, up 118% year-over-year

NEW YORK, N.Y. – February 24, 2022 -- Latch, Inc. (NASDAQ: LTCH) (“Latch” or the “Company”), maker of LatchOS, the full-building enterprise software-as-a-service (SaaS) platform, today reported financial results for the three months and year ended December 31, 2021.
“It was another strong quarter for Latch, wrapping up a big 2021 for our team. Not only did we take the company public earlier in the year, but we also experienced really strong growth, resulting in a 129% increase in total revenue,” said Luke Schoenfelder, Latch Co-Founder, CEO, and Chairman of the Board of Directors. “As we look ahead, I’m confident that our focus on partnerships, innovation, and new market expansion will continue to pave the way for the industry and help deliver the power of LatchOS to even more spaces, customers, and users.”
Three Months Ended December 31, 2021 and 2020 Financial Highlights
$ in thousands (unaudited)

	Three months ended December 31,
	2021	2020	$ Change	% Change
Revenue	$ 14,522	$ 7,488	$ 7,034	94%
Cost of revenue	$ 18,481	$ 7,848	$ 10,633	135%
Operating expenses	$ 57,059	$ 15,535	$ 41,524	267%
Other income (expense) (1)	$ 7,110	$ (3,298)	$ 10,408	316%
GAAP net loss	$ (53,908)	$ (19,193)	$ (34,715)	(181%)

Year Ended December 31, 2021 and 2020 Financial Highlights
$ in thousands (unaudited)

	Year ended December 31,
	2021	2020	$ Change	% Change
Revenue	$ 41,360	$ 18,061	$ 23,299	129%
Cost of revenue	$ 44,038	$ 20,239	$ 23,799	118%
Operating expenses	$ 145,890	$ 59,619	$86,271	145%
Other income (expense) (1)(2)	$ (17,751)	$ (4,197)	$ (13,554)	(323%)
GAAP net loss	$ (166,319)	$ (65,994)	$ (100,325)	(152%)

Net cash used in operations	$ (105,860)	$ (53,642)	$ (52,218)	(97%)
Cash and Cash equivalents balance (3)	$ 124,782	$ 60,529

(1)Other income (expense) includes income taxes.
(2)Other income (expense) for the year ended December 31, 2021 includes: (a) $12.6 million unfavorable change in the fair value of the derivative liabilities related to our convertible notes and warrants related to our term loan; (b) $4.1 million gain on the revaluation of our private placement warrants; (c) $1.5 million loss on extinguishment of debt related to the convertible notes and warrants related to our term loan; (d) $8.1 million interest expense primarily related to our convertible notes; and (e) $0.3 million in investment income.
(3)During the year ended December 31, 2021, Latch invested in available-for-sale securities, including high quality asset backed securities, commercial paper, corporate bonds and U.S. government agency debt securities. As of December 31, 2021, the fair value of Latch’s available-for-sale securities was $261.9 million.
Key Business Metrics
•Total Bookings: Total Bookings for the three months ended December 31, 2021 were $96.8 million, up 113% compared to $45.3 million for the same period in 2020. Total Bookings for the year ended December 31, 2021 were $360.2 million, up 118% compared to $165.0 million for the same period in 2020.
•Booked ARR: Booked ARR for the three months and year ended December 31, 2021 was $71.5 million, up 130% compared to $31.1 million for the same periods in 2020.
•Cumulative Booked Home Units: Cumulative Booked Home Units for the three months and year ended December 31, 2021 were approximately 590,000, up 94% compared to approximately 304,700 for the same periods in 2020.
•Net Loss: Net loss for the three months ended December 31, 2021 was $53.9 million, down compared to $19.2 million during the same period in 2020. Net loss for the year ended December 31, 2021 was $166.3 million, down compared to $66.0 million in the same period in 2020.
•Adjusted EBITDA: Adjusted EBITDA for the three months ended December 31, 2021 was $(44.4) million, down compared to $(12.9) million during the same period in 2020. Adjusted EBITDA for the year ended December 31, 2021 was $(101.9) million, down compared to $(54.8)

million in the same period in 2020. Please see below for a reconciliation of Adjusted EBITDA to our closest GAAP metric, net loss, as well as a discussion of why we view Adjusted EBITDA as an important metric.
Recent Business Highlights
•In the fourth quarter, Latch announced new partnerships with Marks USA, a division of NAPCO Security Technologies (NASDAQ: NSSC), and TownSteel, Inc., along with an intended partnership with dormakaba Holding AG (SWX: DOKA). The combination of these partnerships should bring LatchOS to even more residents, property managers, and guests, and help accelerate Latch’s growth across new market segments, lock formats, and verticals. The offerings with Marks, TownSteel, and dormakaba are expected to be the first access-based partner offerings in Latch’s growing ecosystem of integrated first-, second-, and third-party devices, software, and services.
Financial Outlook
Latch is providing guidance for first quarter 2022 and full year 2022 as follows:
•First Quarter 2022 Guidance: We expect software revenue to be in the range of $2.7 million to $2.8 million, a 67% to 73% year-over-year increase. We expect total revenue to be in the range of $12.7 million to $14.8 million, a 92% to 123% year-over-year increase. We expect Adjusted EBITDA to be in the range of ($42) million to ($38) million.
•Full Year 2022 Guidance: We expect software revenue to be in the range of $14 million to $15 million, a 70% to 82% year-over-year increase. We expect total revenue to be in the range of $75 million to $100 million, an 81% to 142% year-over-year increase. We expect Adjusted EBITDA to be in the range of ($180) million to ($160) million.
Quarterly Conference Call
Latch will host a conference call today at 5:00 p.m. Eastern Time to review the Company’s financial results for the quarter and full year ended December 31, 2021. To access this call, dial (833) 562-0132 for the United States or Canada, or (661) 567-1107 for callers outside the United States or Canada, with Conference ID: 6764765. A live webcast of the conference call will be accessible from the Investor Relations section of Latch’s website at https://investors.latch.com, and a recording will be archived and accessible at https://investors.latch.com.
Additional Information
For additional information regarding Latch’s fourth quarter and full year 2021 financial results that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of Latch’s website at https://investors.latch.com.
About Latch, Inc.
Latch makes spaces better places to live, work, and visit through a system of software, devices, and services. More than one in ten new apartments in the U.S. are currently being built with Latch products, serving customers in more than 44 states through its flagship full-building operating system, LatchOS. For more information, please visit https://www.latch.com.
Key Business Metrics
Latch reviews key business metrics to measure its performance, identify trends affecting its business, formulate business plans, and make strategic decisions that will impact the future operational results of the Company. For definitions of our key business metrics, see our most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). Increases or decreases in the Company’s key business metrics may not correspond with increases or decreases in its revenue.
The limitations these key business metrics have as an analytical tool include: (1) they might not accurately predict the Company’s future financial results, (2) the Company might not realize all or any part of the anticipated value reflected in its Total Bookings, and (3) other companies, including companies in Latch’s industry, may calculate key business metrics or similarly titled measures differently, which reduces their usefulness as comparative measures.
The key business metrics presented for the three months and year ended December 31, 2021 represent our key business metrics for the year ended December 31, 2021. We have undertaken a strategic review of these metrics and, beginning with the three months ending March 31, 2022, we anticipate no longer reporting the following metrics as key business metrics: Total Bookings, Booked ARR, and Cumulative Booked Home Units. This change is intended to better align our key business metrics with our internal priorities and business plans for the Company for 2022 and beyond. Rather than focusing on bookings-related metrics that represent future target deliveries, we plan to focus on the near-term delivery of software revenue. We intend to continue reporting Total Revenue (GAAP) and Net Loss (GAAP) as key business metrics during the year ending December 31, 2022, and we also intend to begin reporting Software Revenue (GAAP) as an additional key business metric.
We anticipate reviewing and reporting new key business metrics beginning with the three months ending March 31, 2022, including “ARR” and “Spaces.” Brief descriptions of these new key business metrics are provided below. We will provide additional detail regarding these key business metrics when we begin reporting them in subsequent periods.
ARR is the value of annual recurring revenue from software or services subscriptions at the end of the period, net of promotional and term discounts.
Spaces is the count of units that actively generate software or services revenue, in alignment with Latch’s revenue recognition policy.
Non-GAAP Financial Measures
To supplement our financial statements presented in accordance with generally accepted accounting principles (“GAAP”) and to provide investors with additional information regarding our financial results, we have presented in this press release Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similarly titled measures presented by other companies.

We define Adjusted EBITDA as our net loss, excluding the impact of stock-based compensation expense, depreciation and amortization expense, interest income, interest expense, provision for income taxes, restructuring, one-time litigation expenses, loss on extinguishment of debt, gain or loss on change in fair value of derivative instruments, warrant liabilities and trading securities, and our transaction related expenses. The most directly comparable GAAP measure is net loss. We monitor, and have presented in this press release, Adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our operating performance, to establish budgets, and to develop operational goals for managing our business. In particular, we believe excluding the impact of these expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core operating performance. We believe Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we include in net loss. Accordingly, we believe Adjusted EBITDA provides useful information to investors, analysts, and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance.
Adjusted EBITDA is not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net loss, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. In addition, the expenses and other items that we exclude in our calculations of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results.
In addition, other companies may use other measures to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA as a tool for comparison.
Latch has not reconciled its Adjusted EBITDA guidance metrics to GAAP net earnings or loss because certain of the reconciling items cannot be reasonably calculated or predicted at this time. Accordingly, a reconciliation is not available without unreasonable effort.
The following table reconciles Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

	For the three months ended December 31,		For the year ended December 31,
(In thousands)	2021	2020	2021	2020
Net loss	$ (53,908)	$ (19,193)	$ (166,319)	$ (65,994)
Depreciation and amortization	1,072	475	3,239	1,382
Interest (income) expense, net (1)	810	2,363	7,781	3,172
Provision for (benefit from) income taxes	(47)	5	53	8
Loss on extinguishment of debt	-	199	1,469	199
Change in fair value of derivative liabilities	-	848	12,588	863
Change in fair value of warrant liability	(7,813)	-	(4,085)	-
Change in fair value of trading security	(50)	-	(50)	-
Restructuring costs (2)	-	95	-	1,065
Transaction-related costs (3)	576	1,568	6,606	1,568
Litigation costs (4)	6,927	-	6,927	1,046
Stock-based compensation and warrant expense (5)	8,019	778	29,884	1,848
Adjusted EBITDA	$ (44,414)	$ (12,862)	$ (101,907)	$ (54,843)

(1)As a result of significant discounts provided to our customers on our longer-term software contracts paid upfront, the Company has determined that there is a significant financing component related to the time value of money and has therefore broken out the interest component and recorded it as a component of interest income (expense), net on the consolidated statements of operations and comprehensive loss. The interest expense is recorded using the effective interest method, which has higher interest expense at inception and declines over time to match the underlying economics of the transaction where the outstanding principal balance decreases over time. Interest expense associated with the significant financing component included in interest (income) expense, net was $0.9 million and $0.5 million for the three months ended December 31, 2021 and 2020, respectively, and $3.1 million and $1.5 million for the years ended December 31, 2021 and 2020, respectively.
(2) The Company initiated a restructuring plan in the first quarter of 2020 as part of its efforts to reduce operating expenses and preserve liquidity due to the uncertainty and challenges stemming from the COVID-19 pandemic. The restructuring included a reduction in force involving an approximate 25% reduction in headcount, which resulted in severance and benefit costs for affected employees and other miscellaneous direct costs. These costs are primarily included within research and development, sales and marketing, and general and administrative based on the department to which the expense relates.
(3) Transaction costs related to the business combination of TS Innovation Acquisitions Corp. (“TSIA”) and Latch. These costs are included within operating expenses.
(4) Legal and settlement fees incurred in connection with non-ordinary course litigation and other disputes, including $6.8 million related to an estimated liability recorded in connection with a dispute with a service provider during the year ended December 31, 2021. These costs are included within operating expenses.
(5) Stock-based compensation and warrant expense associated with equity compensation plans, including $14.6 million related to RSUs granted during the year ended December 31, 2021 and $13.8 million related to the secondary purchase transaction during the year ended December 31, 2021.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding adoption of Latch’s technology and products. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "would," "will continue," "will likely result," and similar expressions. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Forward-looking information includes, but is not limited to, statements regarding: the use of proceeds received in connection with the business combination with TSIA, the Company’s future products, performance, and operations, and the related benefits to shareholders, customers, and residents; and the Company’s strategy. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including Latch’s ability to implement business plans and changes and developments in the industry in which Latch competes. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the "Risk Factors" section of our Registration Statement on Form S-1 filed with the SEC on June 25, 2021, our most recent annual report on Form 10-K, and other documents filed by Latch from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. The Company does not give any assurance that it will achieve its expectations.

CONTACTS:
Investors:
investors@latch.com

Media:
press@latch.com

Latch, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2021 and 2020
(in thousands, unaudited)

	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$ 124,782	$ 60,529
Available-for-sale securities - current	158,973	—
Accounts receivable, net	25,642	8,227
Inventories, net	11,615	8,293
Prepaid expenses and other current assets	11,606	3,309
Total current assets	332,618	80,358
Property and equipment, net	2,039	753
Available-for-sale securities - non-current	102,878	—
Internally developed software, net	12,475	7,416
Other non-current assets	2,294	1,082
Total assets	$ 452,304	$ 89,609
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$ 6,229	$ 3,732
Accrued expenses	24,184	5,781
Deferred revenue—current	6,016	2,344
Other current liabilities	4,342	—
Total current liabilities	40,771	11,857
Deferred revenue—non-current	24,190	13,178
Term loan, net	—	5,481
Convertible notes, net	—	51,714
Warrant liability	9,787	—
Other non-current liabilities	—	1,051
Total liabilities	74,748	83,281
Commitments and contingencies (see Note 11)
Redeemable convertible preferred stock: $0.00001 par value, 63,877,518 shares authorized, 63,756,438 shares issued and outstanding as of December 31, 2020; liquidation preference—$165,562(1)	—	160,605
Stockholders’ equity (deficit)
Common stock, $0.0001 par value, 1,000,000,000 shares authorized, and 141,592,388 and 8,168,780 shares issued and outstanding as of December 31, 2021 and 2020, respectively(1)	25	—
Additional paid-in capital	706,713	7,901
Accumulated other comprehensive income (loss)	(676)	9
Accumulated deficit	(328,506)	(162,187)
Total stockholders’ equity (deficit)	377,556	(154,277)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$ 452,304	$ 89,609
(1)Shares outstanding for all periods reflect the adjustment for the Exchange Ratio of 0.8971 as a result of the business combination of TSIA and Latch. Shares issued and outstanding as of December 31, 2021 excludes 738,000 shares subject to vesting requirements.

Latch, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
Years ended December 31, 2021, 2020 and 2019
(in thousands, except share and per share amounts, unaudited)

	Year Ended December 31,
	2021	2020	2019
Revenue:
Hardware and other related revenue	$ 33,135	$ 14,264	$ 13,501
Software revenue	8,225	3,797	1,386
Total revenue	41,360	18,061	14,887
Cost of revenue(1)(2):
Cost of hardware and other related revenue	43,290	19,933	17,084
Cost of software revenue	748	306	213
Total cost of revenue	44,038	20,239	17,297
Operating expenses:
Research and development(2)	45,848	25,314	18,340
Sales and marketing(2)	34,985	13,126	13,084
General and administrative(2)	61,818	19,797	15,146
Depreciation and amortization	3,239	1,382	723
Total operating expenses	145,890	59,619	47,293
Loss from operations	(148,568)	(61,797)	(49,703)
Other income (expense)
Change in fair value of derivative liabilities	(12,588)	(863)	—
Change in fair value of warrant liability	4,085	—	—
Change in fair value of trading security	50	—	—
Loss on extinguishment of debt	(1,469)	(199)	(916)
Interest income (expense), net	(7,777)	(3,172)	443
Other income (expense)	1	45	—
Total other expense	(17,698)	(4,189)	(473)
Loss before income taxes	(166,266)	(65,986)	(50,176)
Provision for income taxes	53	8	50
Net loss	$ (166,319)	$ (65,994)	$ (50,226)
Other comprehensive income (loss)
Unrealized loss on available-for-sale securities	(677)	—	—
Foreign currency translation adjustment	(8)	9	—
Comprehensive loss	$ (167,004)	$ (65,985)	$ (50,226)
Net loss per common share:
Basic and diluted net loss per common share	$ (1.92)	$ (9.12)	$ (7.65)
Weighted average shares outstanding:
Basic and diluted	86,473,291	7,238,708	6,564,820

(1)Exclusive of depreciation and amortization shown in operating expenses below.
(2)Stock-based compensation expense included in cost of revenue and operating expenses is as follows:

Cost of hardware and other related revenue	$ 192	$ 15	$ 50
Cost of software revenue	18	—	1
Research and development	10,743	413	559
Sales and marketing	3,747	210	163
General and administrative	15,184	887	2,761
Total stock-based compensation	$ 29,884	$ 1,525	$ 3,534

Latch, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2021, 2020 and 2019
(in thousands, unaudited)

	Year ended December 31,
	2021	2020	2019
Operating activities
Net loss	$ (166,319)	$ (65,994)	$ (50,226)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	3,239	1,382	723
Non-cash interest expense	4,537	1,292	157
Change in fair value of derivatives	12,588	863	—
Change in fair value of warrant liability	(4,085)	—	—
Change in fair value of trading security	(50)	—	—
Loss on extinguishment of debt	1,469	199	916
Loss on disposal of property and equipment	—	36	—
Warrant expense	—	391	38
Provision for excess and obsolete inventory	186	145	150
Allowance for doubtful accounts	1,892	67	266
Stock-based compensation	29,884	1,525	3,534
Changes in assets and liabilities
Accounts receivable	(19,307)	(1,267)	(6,453)
Inventories	(3,508)	(2,285)	(3,376)
Prepaid expenses and other current assets	(2,450)	(1,753)	(733)
Other non-current assets	(661)	(551)	(201)
Accounts payable	2,496	(58)	2,871
Accrued expenses	17,946	2,861	(1,424)
Other current liabilities	974	—	—
Other non-current liabilities	626	1,051	—
Deferred revenue	14,683	8,454	6,133
Net cash used in operating activities	(105,860)	(53,642)	(47,625)
Investing activities
Purchase of available-for-sale securities	(269,237)	—	—
Proceeds from sales and maturities of available-for-sale securities	4,644	—	—
Purchase of trading security	(4,250)	—	—
Purchase of property and equipment	(1,541)	(269)	(908)
Development of internal software	(6,579)	(5,000)	(2,854)
Purchase of intangible assets	(700)	(199)	(4)
Net cash used in investing activities	(277,663)	(5,468)	(3,766)
Financing activities
Proceeds from issuance of Series B preferred stock, net of issuance costs	—	—	246
Proceeds from issuance of Series B-1 preferred stock, net of issuance costs	—	10,300	56,542
Proceeds from issuance of convertible promissory notes, net of issuance costs	—	49,955	8,995
Proceeds from issuance of term loan, net of issuance costs	—	4,927	—
Proceeds from business combination and private offering, net of issuance costs	447,955	—	—
Repayment of term loan	(5,000)	—	—
Proceeds from unsecured loan	—	3,441	—
Repayment of unsecured loan	—	(3,441)	—
Proceeds from issuance of common stock	3,258	226	304
Payments for tax withholding on net settlement of equity awards	(1,799)	—	—
Proceeds from revolving credit facility	7,934	—	—
Repayment of revolving credit facility	(4,566)	—	—
Net cash provided by financing activities	447,782	65,408	66,087
Effect of exchange rates on cash	(6)	13	—
Net change in cash and cash equivalents	64,253	6,311	14,696

Cash and cash equivalents
Beginning of year	60,529	54,218	39,522
End of year	$ 124,782	$ 60,529	$ 54,218
Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$ 348	$ 92	$ —
Income taxes	$ 70	$ 8	$ 58
Supplemental disclosure of non-cash investing and financing activities
Capitalization of stock-based compensation to internally developed software	$ 901	$ 35	$ 133
Bifurcation of derivative liabilities component of issuance of convertible promissory notes and term loan	$ —	$ 12,527	$ —
Capitalization of transaction costs	$ —	$ 653	$ —
Accrued issuance costs	$ —	$ 42	$ —
Accrued fixed assets	$ 480	$ —	$ —
Private placement warrants received as part of business combination	$ 13,872	$ —	$ —
Prepaid expense received as part of business combination	$ 510	$ —	$ —